                                 SCHEDULE 14 A
                                (Rule 14a-101)

                    Information Required In Proxy Statement

                           Schedule 14A Information

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [ ]


Check the appropriate box:
[ ]     Preliminary Proxy Statement         [ ] Confidential, For Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Boston Properties, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computer on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previous paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                            BOSTON PROPERTIES, INC.

                              8 ARLINGTON STREET
                               BOSTON, MA 02116

                               -----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1999
                               -----------------

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Boston Properties, Inc. (the "Company") will be held on Wednesday, May 5, 1999 at 11:00 a.m. at 599 Lexington Avenue, New York, New York for the following purposes:

  1. To elect two Class II Directors of the Company to serve until the 2002 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

  2. To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999; and

  3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

  Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

  The Board of Directors has fixed the close of business on Monday, March 15, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's shares of common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

  You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors

                                          William J. Wedge, Esq.
                                          Secretary

Boston, Massachusetts
March 31, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                            BOSTON PROPERTIES, INC.

                              8 ARLINGTON STREET
                               BOSTON, MA 02116

                               -----------------
                                PROXY STATEMENT
                               -----------------

                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1999

                                                                 March 31, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 5, 1999, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked (1) to vote upon the election of two Class II Directors of the Company, (2) to ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999, and (3) to act upon any other matters properly brought before them.

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 31, 1999. The Board of Directors has fixed the close of business on March 15, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's shares of common stock, par value $.01 per share ("Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 63,540,106 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

  The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. A broker "non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

  A plurality of votes cast shall be sufficient for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes are not counted for purposes of the election of directors.

  The affirmative vote by the holders of the majority of the Common Stock present in person or represented by proxy and entitled to vote is required to ratify the Board of Directors' selection of the accounting firm of PricewaterhouseCoopers LLP as the Company's independent auditor for the fiscal year ending December 31, 1999. An abstention is counted as a vote against and a broker non-vote is not counted for purposes of approving those matters.

  STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS

ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS II DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT AND FOR THE RATIFICATION OF THE BOARD OF DIRECTOR'S SELECTION OF THE ACCOUNTING FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999. AT THE DATE THIS PROXY STATEMENT WENT TO PRESS, THE COMPANY DID NOT ANTICIPATE THAT ANY OTHER MATTERS OTHER THAN THOSE SET FORTH IN THIS PROXY STATEMENT WOULD BE CONSIDERED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

  A stockholder of record as of the Record Date may revoke a proxy at any time before it has been voted by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

  The Company's 1998 Annual Report, including financial statements for the fiscal year ended December 31, 1998, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's annual report filed with the Securities and Exchange Commission (the "SEC") on Form 10-K, including the financial statements and the financial statement schedules, may be obtained without charge by writing to the Secretary of the Company at the following address: 8 Arlington Street, Boston, MA 02116.

                       PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

  The Board of Directors of the Company currently consists of seven members who are divided into three classes. At the Annual Meeting, two Class II Directors will be elected to serve until the 2002 Annual Meeting or until their respective successors are duly elected and qualified.

  The Board of Directors has nominated Alan J. Patricof and Martin Turchin to serve as the Class II Directors (the "Nominees"). The Nominees are currently serving as Directors of the Company. The Board of Directors anticipates that the Nominees will serve, if elected, as directors. However, if any persons nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters--Stockholder Proposals For Annual Meetings" for a summary of these requirements.

RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, ALAN
J. PATRICOF AND MARTIN TURCHIN.

INFORMATION REGARDING THE NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS

  The following biographical descriptions set forth certain information with respect to the two Nominees for re-election as Class II directors at the Annual Meeting, each director who is not up for election and the executive officers who are not directors, based on information furnished to the Company by each director and officer. The following information is as of February 1, 1999.

 Nominees for Election as Directors--Term Expiring 2002

  ALAN J. PATRICOF. Mr. Alan J. Patricof has been a Director of the Company since June 23, 1997. Mr. Patricof is Chairman of the Board of Directors of Patricof & Co. Ventures, Inc., the company that he founded in

1969. He has more than 30 years of investment experience with a particular expertise in portfolio management. Mr. Patricof was Chairman of the White House Commission on Small Business and a member of the Blue Ribbon Commission of the National Association of Corporate Directors. He also serves as a director of Cellular Communications International, Inc., CoreComm Incorporated, Healthcare Direct, Inc., Johnny Rockets Group, Inc., Medscape, Inc., NTL, Inc., and Regent Lighting. Mr. Patricof received a BS in finance from Ohio State University and a MBA from Columbia University Graduate School of Business. He is 64 years old.

  MARTIN TURCHIN. Mr. Martin Turchin has been a Director of the Company since June 23, 1997. Since 1985, Mr. Turchin has served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, one of the nation's largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc., where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. Mr. Turchin is a three time recipient of the Real Estate Board of New York's "Most Ingenious Deal of the Year Award" and a recipient of the "Robert T. Lawrence Award." Mr. Turchin holds a BS from City College of the University of New York and a JD from St. John's Law School. He is 57 years old.

 Incumbent Directors--Term Expiring 2000

  EDWARD H. LINDE. Mr. Edward H. Linde serves as President, Chief Executive Officer and has been a Director of the Company since June 23, 1997. Mr. Linde co-founded the Company in 1970 after spending five years at Cabot, Cabot & Forbes where he became Vice President and Senior Project Manager. Mr. Linde serves as a member of the Board of Directors of the Beth Israel Deaconess Medical Center and as an Overseer of the Boston Symphony Orchestra. He was recently elected to the Board of Directors of the John Hancock Life Insurance Company. Mr. Linde is a member of the Board of Applied Graphics Technologies
(AGT). His son, Douglas T. Linde, serves as the Senior Vice President of Financial and Capital Markets for the Company. Mr. Linde received a BS in Civil Engineering from MIT in 1962 and a MBA from Harvard Business School, where he was a Baker Scholar, in 1964. He is 57 years old.

  IVAN G. SEIDENBERG. Mr. Ivan G. Seidenberg has been a Director of the Company since June 23, 1997. Mr. Seidenberg has served as the Chairman and Chief Executive Officer for Bell Atlantic since 1998. From 1997 through December of 1998, Mr. Seidenberg served as the Vice Chairman, President and Chief Operating Officer of Bell Atlantic. Prior to the merger of Bell Atlantic and NYNEX, from 1995 to 1997, Mr. Seidenberg served as the Chairman and Chief Executive Officer of NYNEX where he held various positions since 1991. As a chief executive, he has led efforts during two of the largest mergers in business history--Bell Atlantic's merger with NYNEX in August 1997 and the pending merger with GTE. Mr. Seidenberg is a member of the Board of Directors of AlliedSignal Inc., American Home Products Corp., Bell Atlantic, The Conference Board, CVS Corp., Pace University, The Museum of Television and Radio, The National Urban League, The New York Hall of Science, The New York Hospital, and Viacom, Inc. He is Chairman of the Federal Communications Commission's Network Reliability and Interoperability Council and a member of The Council on Foreign Relations and the Lincoln Center Consolidated Fund Committee. Mr. Seidenberg received a BA in mathematics from City University of New York and a MBA from Pace University. He is 52 years old.

 Incumbent Directors--Term Expiring 2001

  ALAN B. LANDIS. Mr. Alan B. Landis has been a Director of the Company since June 30, 1998. He also serves as the Chief Executive Officer of Carnegie Center Associates, a real estate development and management organization. Since 1968, Mr. Landis has held various positions with Carnegie Center Associates. He has served as the Co-Chairman of the Foundation Fighting Blindness Celebrity Golf Classic since 1988 and has recently been appointed to the Advisory Board to prevent child abuse. He was named a Trustee to the Hun School at Princeton University in 1988. Mr. Landis has been the recipient of several awards, including The Urban Land

Institute Award for Excellence, The American and National Planning Association Awards, The American Institute of Architects Award for Precedent Setting Achievements in Land Use and Development, The American Society of Landscape Architects Environmental Enhancement Award, The National Association Industrial Office Parks (NAIOP) Impact Award/Developer of the Year Award, the MSM Community Development Award and the Israel Peace Medal. He received a BS in Accounting from New York University in 1965. Mr. Landis was appointed to the Board of Directors pursuant to a directorship agreement in connection with the Company's acquisition of a portfolio of properties in New Jersey. The Company has agreed that the Board of Directors will nominate Mr. Landis for re-election as a director at each of the Company's annual meetings of stockholders in a year when his term expires as long as Mr. Landis (and related parties) continue to beneficially own at least one percent (1%) of the aggregate number of outstanding shares of Common Stock and OP Units (as defined herein) of the Company. Additionally, Mr. Landis must comply with the policies of the Board of Directors and attend a certain number of the meetings of the Board of Directors. He is 56 years old.

  RICHARD E. SALOMON. Mr. Richard E. Salomon has been a Director of the Company since November 12, 1998. He serves as the President and Managing Director of Spears, Benzak, Salomon & Farrell, an investment advisory firm. Mr. Salomon has been with Spears, Benzak, Salomon & Farrell since 1982. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from 1977 until 1998. In addition, he is Chairman of the Advisory Board of Blackstone Alternative Asset Management. He is a director of Cousins Properties, Inc., Rockefeller & Associates Realty, Rockefeller Center and Strategic Hotel Capital, Inc. He is a Trustee of the Museum of Modern Art, The New York Public Library and Rockefeller University. Mr. Salomon serves as the Chairman of the Investment Committees of Rockefeller University and the Museum of Modern Art and is a member of the Investment Committee at The Council of Foreign Relations and The New York Public Library. He received a BA from Yale University in 1964 and a MBA from Columbia University Graduate School of Business in 1967. He is 56 years old.

  MORTIMER B. ZUCKERMAN. Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors of the Company. Mr. Zuckerman co-founded the Company in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. Mr. Zuckerman serves as a Trustee for New York University, a Director and Member of the Executive Committee of WNET/Channel 13 New York, a Trustee of Memorial Sloan-Kettering Cancer Institute, a Trustee of the Institute for Advanced Studies at Princeton, a Member of the Harvard Medical School Board of Visitors, and a Member of The Council on Foreign Relations and the International Institute for Strategic Studies. He is also Chairman and Editor-in-Chief of U.S. News & World Report, Chairman of The Atlantic Monthly magazine, Chairman and Co-Publisher of the New York Daily News and Chairman of the Board of Applied Graphics Technologies (AGT) and a member of the Board of Directors of Snyder Communications, Chase Manhattan Corporation National Advisory Board, and Loews Cineplex. Mr. Zuckerman is a graduate of McGill University, Montreal from which he received an undergraduate degree in 1957 and a degree in law in 1961. He received a MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and a LLM from Harvard University in 1962. He has received three honorary degrees. He is 61 years old.

 Executive Officers Who Are Not Directors

  ROBERT E. BURKE. Mr. Robert E. Burke serves as Executive Vice President-Operations of the Company, with responsibility for administrative policy and day-to-day control of operations for the Company. Prior to his appointment in April 1998 to such position, he served for twelve years as Senior Vice President and Co-Manager of the Washington, D.C. office of the Company. He joined the Company in 1979 to open its Washington area office, serving as General Manager in charge of operations of that office until 1998. Prior to 1979, Mr. Burke spent over seven years as General Manager of the development of the John Fitzgerald Kennedy Library Corporation. He received dual degrees in 1960 when he earned a BS from Bates College and a Bachelor of Civil Engineering degree from Rensselaer Polytechnic Institute. He is 61 years old.

  DAVID R. BARRETT. Mr. David R. Barrett serves as Senior Vice President and Manager of the Boston office of the Company. His duties include evaluating potential projects, project management, marketing, leasing and finance. He joined the Company on a full time basis in 1977 after six years as a principal in a consulting firm specializing in housing and urban development and after serving as Special Assistant to the Administrator of the Housing and Development Administration of the City of New York. He has been involved in all aspects of developing the Company's portfolio of properties and was directly responsible for the approval, design, construction and leasing of the Cambridge Center development in East Cambridge, Massachusetts. Mr. Barrett received a BA from Columbia College in 1963 and a LLB with honors from Harvard Law School in 1966 where he was an editor of the Harvard Law Review. He is 57 years old.

  ROBERT E. SELSAM. Mr. Robert E. Selsam serves as Senior Vice President and Manager of the New York office of the Company. For the past five years he has managed the New York office, including operating and leasing office buildings, planning a new 2.8 million square foot mixed-use project, planning and managing a 1.0 million square foot historic building renovation, undertaking office leasing, design and construction, analyzing the feasibility of new developments, and acquiring new projects. Prior to this position, he served as Vice President and Director of the New York office from December 1988 to January 1994. Mr. Selsam has had direct involvement in all aspects of the Company's New York activities, including development, leasing and building operations. He joined the Company in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam serves as a member of the Board of Governors of the Real Estate Board of New York, a board member of the New York Building Congress, is Executive Vice President and past Co-Chairman of the Associated Builders and Owners of Greater New York and a member of the Executive Committee of the Association for a Better New York. He received a BA from the University of Pennsylvania in 1968 and a MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 52 years old.

  DAVID G. GAW. Mr. David G. Gaw serves as Senior Vice President and Chief Financial Officer of the Company, where he oversees a 66 person accounting, control and financial management department. He joined the Company in 1982 and has been involved in the Company's financial operations since then, including administering the Company's financings and banking relationships. From 1978 to 1982, he served as Vice President for the Norwood Group. Mr. Gaw received a BSBA and a MBA from Suffolk University in 1983. He is 47 years old.

  RAYMOND A. RITCHEY. Mr. Raymond A. Ritchey serves as Executive Vice President and National Director of Acquisitions and Development for the Company. He also is principal in charge of the Washington, D.C. office. Prior to his appointment in April 1998 to such position, he served as Senior Vice President and Co-Manager of the Washington, D.C. office of the Company. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities for the Company on a national basis. Mr. Ritchey joined the Company in 1980, leading the Company's expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining the Company, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 48 years old.

  DOUGLAS T. LINDE. Mr. Douglas T. Linde serves as Senior Vice President for Financial and Capital Markets. Mr. Linde is responsible for all capital raising for the Company. His responsibilities further include financial strategy, planning and acquisitions. In addition, Mr. Linde has played a key role in the Company's acquisition program, including the purchase and financing of the Prudential Center in Boston, Embarcadero Center in San Francisco, the Carnegie Center Portfolio in New Jersey, University Place in Cambridge, Massachusetts and Reservoir Place in Waltham, Massachusetts. He joined the Company in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and new business opportunities. Prior to joining the Company, Mr. Linde served from 1993 to 1997 as President of Capstone

Investments, a Boston real estate investment company. Prior, he served from 1989 to 1993 with Wright Runstad and Company, a private real estate developer in Seattle, Washington as Project Manager and Assistant to the Chief Financial Officer. He began his career in the real estate industry with Salomon Brothers Real Estate Finance Group. Mr. Linde received a BA from Wesleyan University and a MBA from Harvard Business School. Mr. Linde is the son of Edward H. Linde, who serves as the President, Chief Executive Officer and a Director of the Company. He is 35 years old.

  E. MITCHELL NORVILLE. Mr. E. Mitchell Norville serves as the Senior Vice President-Washington Operations. He is in charge of all development activities as well as responsible for all administrative, project, construction and property management activities for the Washington office, with a staff of more than 150 people. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager-Washington, with responsibilities for various project developments. Mr. Norville has been directly responsible for over 4 million square feet of new development and renovation projects. Prior to joining the Company in 1984, Mr. Norville worked as a process engineer with the EXXON Corporation in Baytown, Texas. He received a BS in Mechanical Engineering from Clemson University in 1980 and a MBA from the University of Virginia in 1984. He is 40 years old.

  ROBERT E. PESTER. Mr. Robert E. Pester serves as the Senior Vice President and Regional Manager of the the San Francisco Bay Area, with responsibility for all of the Company's activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at Embarcadero Center and developing new business opportunities in the region. Prior to joining the Company, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors Inc., a real estate investment trust in Lafayette, California, where he led an acquisitions and development program. Prior to 1994, he was President of Bedford Property Development Company, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in Northern California, where he last served as Vice President. He is a graduate of the University of California at Santa Barbara with a BA in economics and political science. He is 42 years old.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  Board of Directors. The Company is managed by a seven member Board of Directors, a majority of whom are independent of the Company's management. The Company's Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. The Board is composed of three Class I directors (Messrs. Zuckerman, Landis and Salomon), two Class II directors (Messrs. Patricof and Turchin) and two Class III directors (Messrs. Linde and Seidenberg). The terms of the Class III and Class I directors will expire upon the election and qualification of directors at the annual meetings of stockholders held in 2000 and 2001, respectively. At each annual meeting of stockholders, directors will be reelected or elected for a full term of three years to succeed those directors whose terms are expiring.

  The Board of Directors met seven times in 1998. Each of Messrs. Zuckerman, Linde, Patricof, Seidenberg, Salomon and Turchin attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such director served on the Board of Directors) and (ii) the total number of meetings of all committees of the Board of Directors, on which such director served (during the periods for which such director served on such committee or committees).

  Audit Committee. The Board of Directors has established an Audit Committee consisting of Messrs. Patricof, Seidenberg and Turchin. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1998.

  Compensation Committee. The Board of Directors has established a Compensation Committee consisting of Messrs. Patricof, Seidenberg and Turchin. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the "Stock Option Plan"). The Compensation Committee met five times during 1998.

  The Board of Directors has also established (1) a Special Acquisitions and Finance Committee, which may authorize an acquisition, financing or refinancing arrangement up to $25 million, the members of which are Messrs. Zuckerman and Linde, and (2) a Significant Investments Committee, the members of which are Messrs. Zuckerman, Linde and Turchin (with each of Messrs. Patricof and Seidenberg available as alternate committee members), which may authorize, pursuant to a vote that includes the affirmative vote of a director who is not an employee of the Company, an acquisition, financing or refinancing arrangement up to $200 million. The Special Acquisitions and Finance Committee did not meet but took action by written consent three times in 1998. The Significant Investments Committee did not meet but took action by written consent four times in 1998.

  The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

  The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

  Directors of the Company who are also employees receive no additional compensation for their services as directors. During 1998, the Company paid its non-employee directors a quarterly directors fee of $6,250 for their services. In addition, non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended in person, an additional fee of $1,000 for each committee meeting attended in person, unless the committee meeting is held on the day of a meeting of the Board of Directors, and a fee of $250 for each telephonic meeting attended. Each non-employee director has made an election, in accordance with the Company's Stock Option Plan and approved by the Board, to receive, on a deferred basis, shares of Common Stock in lieu of cash fees. Non-employee directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. The Stock Option Plan provides that each new non-employee director of the Company will receive, upon initial election to the Board of Directors, a non-qualified option to purchase 10,000 shares of Common Stock. Pursuant to this provision, Messrs. Landis and Salomon received a non-qualified option to purchase 10,000 shares of Common Stock on July 7, 1998 and November 19, 1998, respectively. In addition, the Stock Option Plan provides that non-employee directors as of the 5th day after each annual meeting of stockholders will receive a non-qualified option to purchase 5,000 shares of Common Stock. Pursuant to this provision, Messrs. Patricof, Seidenberg and Turchin received a non-qualified option to purchase 5,000 shares of Common Stock on May 13, 1998. All such options become exercisable over the two year period following the date of grant.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid in 1996, 1997 and 1998 as well as the annual base salary rates and other compensation earned during such years by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") whose base salary and bonus exceeded $100,000 during the fiscal year ending December 31, 1998.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                       ANNUAL COMPENSATION                    AWARDS
                                  ------------------------------------  ------------------
                                                          OTHER ANNUAL      SECURITIES      ALL OTHER
                                   SALARY      BONUS      COMPENSATION  UNDERLYING OPTIONS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)         ($)           ($)              (#)             ($)
---------------------------  ---- --------    --------    ------------  ------------------ ------------
Edward H. Linde..........    1998 $150,000         --       $ 9,656         1,000,000(4)      $  144(7)
 President and Chief Ex-
  ecutive Officer            1997  150,000(1)      --        12,960(3)        320,000(6)         144(7)
                             1996    7,000         --        12,378(3)            --             --
Raymond A. Ritchey.......    1998 $259,167    $295,000      $ 1,163           150,000(5)      $4,144(7)
 Executive Vice President    1997  250,000(1)   55,000        1,039           200,000(6)       4,144(7)
                             1996  292,423         --           --                --           4,150(7)
Robert E. Burke..........    1998 $311,667    $235,000      $ 4,245           100,000(5)      $4,144(7)
 Executive Vice President    1997  250,000(1)   40,000        2,398           160,000(6)       4,144(7)
                             1996  313,023         --                                          4,150(7)
David R. Barrett.........    1998 $249,167    $165,000      $ 2,255            75,000(5)      $4,144(7)
 Senior Vice President       1997  240,000(1)   40,000        1,660           120,000(6)       4,144(7)
                             1996  285,493         --           --                --           4,150(7)
Robert E. Selsam.........    1998 $229,183    $170,000(2)       --             75,000(5)      $4,144(7)
 Senior Vice President       1997  221,500(1)   55,000          --             80,000(6)       4,144(7)
                             1996  220,324      42,654          --                --           4,150(7)

--------
(1) Represents rate of annual base salary for 1997 that was in effect following the completion of the Company's initial public offering of Common Stock on June 23, 1997 (the "IPO").
(2) Excludes consultation and management fees paid to Mr. Selsam pursuant to an agreement dated August 10, 1995. See "Employment and Noncompetition Agreements" beginning on page 9.
(3) Represents the Company's contribution toward Mr. Linde's automobile expenses.
(4) Represents a special stock option grant in recognition of the limited cash compensation received by Mr. Linde since the IPO. One fifth of these options vest on each of the first, second, third, fourth and fifth anniversary of the date of grant. The date of grant was March 24, 1998.
(5) One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was March 24, 1998.
(6) One third of these options vest on each of the third, fourth and fifth anniversary of the IPO.
(7) Includes the Company's matching contribution under its 401(k) plan ($4,000 per individual in 1998, 1997 and 1996) and the Company's cost of term life insurance (approximately $144, $144 and $150 per individual in 1998, 1997 and 1996, respectively).

  Option Exercises and Year-End Holdings. The following table sets forth the aggregate number of options granted in 1998 and the value of options held at the end of 1998 by the Company's Named Executive Officers.

                      OPTIONS GRANTS IN FISCAL YEAR 1998

                                        INDIVIDUAL GRANTS
                         --------------------------------------------------
                                                                                   POTENTIAL
                                                                               REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL RATES
                                        PERCENT OF                              OF SHARE PRICE
                                      TOTAL OPTIONS                              APPRECIATION
                          OPTIONS       GRANTED TO   EXERCISE OR                FOR OPTION TERM
                          GRANTED      EMPLOYEES IN  BASE PRICE  EXPIRATION -----------------------
NAME                        (#)       FISCAL YEAR(1)   ($/SH)       DATE       5%($)      10%($)
----                     ---------    -------------- ----------- ---------- ----------- -----------
Edward H. Linde......... 1,000,000(2)      28.2%       $34.375       (4)    $21,625,000 $54,781,000
Raymond A. Ritchey......   150,000(3)       4.2         34.375       (4)      3,243,750   8,217,150
Robert E. Burke.........   100,000(3)       2.8         34.375       (4)      2,162,500   5,478,100
David R. Barrett........    75,000(3)       2.1         34.375       (4)      1,621,875   4,108,575
Robert E. Selsam........    75,000(3)       2.1         34.375       (4)      1,621,875   4,108,575

--------
(1) A total of 3,541,400 options were granted to employees of the Company with respect to the fiscal year ended December 31, 1998.
(2) Represents a special stock option grant in recognition of the limited cash compensation received by Mr. Linde since the IPO. One fifth of these options vest on each of the first, second, third, fourth and fifth anniversary of the date of grant. The date of grant was March 24, 1998.
(3) One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was March 24, 1998.
(4) The expiration date of the options is March 24, 2008.

  Mr. Zuckerman, Chairman of the Board, also received a special grant of 1,000,000 options on March 24, 1998 on the same terms and with the same realizable values as Mr. Linde in recognition of the absence of cash compensation received by Mr. Zuckerman since the IPO.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

  Mr. Edward H. Linde, as President and Chief Executive Officer, has an employment and noncompetition agreement with the Company (the "Employment Agreement"). Pursuant to the Employment Agreement, until the third anniversary of the Company's initial public offering of Common Stock, Mr. Linde will devote substantially all of his business time to the business and affairs of the Company. Mr. Linde receives an annual base salary of $150,000 and is eligible for bonus compensation, including stock options, to be determined in the discretion of the Board of Directors. Mr. Linde's employment with the Company may be terminated for "cause" by the Company for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the Employment Agreement, (3) fraud or other conduct against the material best interests of the Company, or (4) a conviction of a felony if such conviction has a material adverse effect on the Company. Mr. Linde may terminate his employment for "good reason," which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under the Employment Agreement or (2) an uncured breach by the Company of any of its material obligations under the Employment Agreement. If Mr. Linde's employment is terminated by the Company "without cause" or by Mr. Linde for "good reason," then Mr. Linde will be entitled to a severance amount equal to the product of (x) his base salary plus prior year's bonus multiplied by (y) the number of full and fractional years that the noncompetition agreement described below is in effect (but in any event at least one year's base salary plus prior year's bonus).

  The Employment Agreement prohibits Mr. Linde while he is a director or an officer of the Company and for one year thereafter, but in any event until the third anniversary of the Company's IPO from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with the Company's relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting the Company's tenants or employees. Pursuant to the Employment Agreement, however, Mr. Linde may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or
(2) the lending of money, but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, Mr. Linde may participate as an officer or director of any charitable organization, and he may continue to own and operate the property known as Sumner Square, a four building office complex located in Washington, D.C., N.W. The period that this noncompetition agreement is in effect may be terminated prematurely by the Company, which will reduce the severance amount payable to Mr. Linde. In addition, the Employment Agreement provides that the noncompetition provision shall not apply if Mr. Linde's employment is terminated following certain changes of control of the Company; in such event, the severance amount payable to Mr. Linde will be determined by reference to the period of time that the noncompetition provision would have been in effect in the absence of such a change of control.

  Messrs. Barrett, Burke, Ritchey and Selsam have employment agreements with the Company similar to that of Mr. Linde, except that the geographic scope of their noncompetition provisions is limited to the Company's markets at the time of termination of their employment. In addition, Mr. Zuckerman is a party to an agreement with the Company that contains noncompetition provisions of the same scope and duration as the noncompetition provisions of Mr. Linde's Employment Agreement. The Company will continue to be subject during the term of Mr. Selsam's employment to an agreement dated August 10, 1995 pursuant to which (1) he was paid, for fiscal year 1998, $746,459.46 in commissions and
(2) he is paid 5% of the management fees earned on 90 Church Street, New York, New York, a property managed by the Company. Mr. Selsam received $14,750.20 in management fees for fiscal year 1998.

SEVERANCE AGREEMENTS

  The Company entered into Severance Agreements (the "Severance Agreements") with each of Mr. Zuckerman and Mr. Linde on July 30, 1998. The Severance Agreements provide for severance benefits to Mr. Zuckerman and Mr. Linde in the event of their termination under certain circumstances within twenty-four
(24) months following a "change in control". In the event a "terminating event" occurs within twenty-four (24) months following a "change in control," Mr. Zuckerman and Mr. Linde will receive a lump sum amount equal to $3,000,000 if the date of termination is in the year 1998, $3,300,000 if the date of termination is in the year 1999, and $3,630,000 if the date of termination is in year 2000 or later. In addition, the Severance Agreements provide Mr. Zuckerman and Mr. Linde with "long-term incentive treatment" including accelerated vesting of options and restricted stock following a "change in control". Health, dental and life insurance benefits are provided for three
(3) years following termination. Finally, the Severance Agreements provide for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation and outplacement counseling.

  The Company adopted the Boston Properties, Inc. Senior Executive Severance Plan ("Senior Plan") in order to reinforce and encourage the continued attention and dedication of the Executive Vice Presidents of the Company, the Chief Financial Officer of the Company and the Regional Office Heads of the Company. The Senior Plan provides for the payment of severance benefits to such executive officer in the event of termination under certain circumstances within twenty-four (24) months following a "change in control" of up to three
(3) times such executive officers annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the "change in control". Tax protection, outplacement counseling, continuation of health, dental and life insurance and long-term incentive treatment is the same as described above in the Severance Agreements.

  The Company adopted the Boston Properties, Inc. Executive Severance Plan ("Executive Plan") in order to reinforce and encourage the continued attention and dedication of the Senior Vice Presidents and those Vice

Presidents with ten (10) or more years of tenure with the Company. The Executive Plan provides for the payment of severance benefits to such senior officer in the event of termination under certain conditions within twelve
(12) months following a "change in control" of up to two (2) times such senior officers annual base salary and two (2) times the amount of the average annual bonus. Tax protection, outplacement counseling and continuation of health, dental and life insurance benefits is provided for two (2) years following termination and long term incentive treatment is the same as described above in the Severance Agreements.

STOCK PERFORMANCE GRAPH

  The following graph provides a comparison of cumulative total stockholder return for the period from June 23, 1997 (the date on which the Common Stock was first publicly traded) through December 31, 1998, among the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index (the "Equity REIT Index"), an industry index of 173 equity REITs (including the Company). The Stock Performance Graph assumes an investment of $100 in each of the Company and the two indexes, and the reinvestment of any dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the Equity REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index was provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.


                             [GRAPH APPEARS HERE]

                          June '97   Sept. '97   Dec. '97   March '98   June '98   Sept. '98    Dec. '98
The Company               $100.00    $120.41     $122.97    $132.36     $129.42    $110.03      $119.34
S&P 500                   $100.00    $107.49     $110.58    $126.00     $130.17    $117.22      $142.18
Equity REIT Index         $100.00    $111.82     $113.77    $113.24     $108.05    $ 96.68      $ 93.86

                     1997 STOCK OPTION AND INCENTIVE PLAN

  The Company adopted the Stock Option Plan to provide incentives to attract and retain executive officers, directors, employees and other key personnel. The Stock Option Plan is administered by the Compensation Committee. The maximum number of shares available for issuance under the Stock Option Plan is 9.5% of the total number of shares of Common Stock and units of limited partnership of Boston Properties Limited Partnership ("OP Units"), the Company's operating partnership subsidiary (the "Operating Partnership"), other than OP Units owned by the Company, outstanding from time to time.

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

  Objectives of Executive Compensation. In connection with the Company's initial public offering in June, 1997, the Board of Directors established a Compensation Committee which currently consists of Alan J. Patricof, Ivan G. Seidenberg and Martin Turchin. None of the members of the Compensation Committee are employees of the Company. The Company's executive compensation program aims to retain and reward executives who have the motivation, experience and skills necessary to lead the Company effectively and continue its long-term growth and profitability. To achieve this objective the Company intends to utilize a combination of base salary, annual cash bonuses and option grants to compensate executive officers.

  Compensation Committee Procedures. The Compensation Committee reviews and approves the Company's executive compensation plan as well as specific compensation levels for executive officers. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, bonuses, if any, are determined for the past year's performance, base salaries for the following fiscal year are set and grants of stock options, if any, are generally made.

  The Compensation Committee exercises its independent discretion in determining the compensation of the Named Executive Officers. With respect to the compensation of the Named Executive Officers, other than Mr. Edward H. Linde, the Compensation Committee reviews the recommendation of Mr. Linde. As discussed herein, Mr. Linde's recommendation with respect to the compensation of the Named Executive Officers was based on the compensation program designed from a report prepared by an independent consultant in 1997. During 1997, the Company engaged an experienced, independent compensation consultant to review executive compensation matters. These matters included total compensation amounts as well as the relative allocation of compensation between base salary, annual incentives and long-term incentives. The independent consultant also compared the compensation of the Company to a peer group of thirty (30) real estate investment trusts of similar size and makeup (the "Peer Group"). The Compensation Committee considered the report prepared by the independent consultant in designing the Company's compensation program.

  Each element of the Company's compensation of the Named Executive Officers is discussed separately below. A specific discussion regarding the compensation of the Chief Executive Officer and the Chairman of the Board of Directors follows that discussion.

  Base Salary. The base salary of each Named Executive Officer is targeted to be between the median level and the seventy-fifth percentile of base salaries for executives with comparable experience in comparable public real estate companies. Based on the Compensation Committee's philosophy as stated above and the review of the Company's salaries as compared to the Peer Group, the Compensation Committee approved 1999 base salaries for Mr. Burke, Mr. Ritchey, Mr. Barrett and Mr. Selsam of $350,000, $350,000, $250,000 and $240,000,
respectively.

  Cash Bonuses. The Company intends to provide annual performance awards to the Named Executive Officers in the form of cash bonuses. These bonuses will be designed to reward executives and management for the annual growth of the Company. Annual cash bonuses are based upon the achievement of individual and Company-wide performance goals. The Compensation Committee intends that annual growth in Funds from Operations ("FFO") will be the principal Company-wide performance measure that is used to determine the maximum bonus to which each Named Executive Officer will be entitled, and that the achievement of individual performance will be used to determine whether each officer will be rewarded with that maximum bonus or some lesser amount. In determining cash bonuses for 1998, the Compensation Committee noted the following: (i) growth in total and per-share FFO during 1998 of approximately 25% and 28%, respectively; (ii) 73.6% growth in properties during 1998, through acquisitions, including both additions in the Company's original core markets and expansion into new markets; (iii) growth in the Company's development pipeline to ownership or control of sites in key locations already approved for more than 11.3 million square feet of construction; (iv) an increase in staff from 331 to 549; and (v) that the Company was ranked as a top performer in its Office REIT Peer Group by the National Association of Real Estate Investment Trusts' equity index. The Compensation Committee intends to set threshold, target and maximum levels of FFO growth for 1999 and to set an allocation between Company and individual performance for each officer. The Committee intends that aggregate cash compensation (base plus bonus) will be at approximately the seventy-fifth percentile of cash compensation paid by comparable companies in the event that target performance is achieved.

  In recognition of the Company's achievements as described above and the individual performance of each Named Executive Officer, the Compensation Committee awarded cash bonuses to the Company's Named Executive Officers other than Mr. Linde for the fiscal year ended December 31, 1998 as follows: Mr. Ritchey, $295,000; Mr. Burke, $235,000; Mr. Barrett, $165,000; and Mr. Selsam, $170,000.

  Stock Options. The Compensation Committee intends to provide long-term incentives through grants of stock options. The Company intends to grant stock options annually on the basis of Company performance and individual contributions to Company performance. Based on the Compensation Committee's review of Company and individual performance for 1998, on February 9, 1999, the Compensation Committee granted Messrs. Ritchey, Burke, Barrett and Selsam options to purchase 150,000, 100,000, 75,000 and 75,000 shares of Common Stock, respectively, at the then market price of $33.375 per share. One third of these options become exercisable on each of the first, second and third anniversary of the date of grant. In addition to these option grants to the Named Executive Officers, on February 9, 1999, the Compensation Committee granted to other employees of the Company options to purchase 1,262,308 shares of Common Stock at the then market price of $33.375 per share.

  Compensation of the Chief Executive Officer and the Chairman of the Board. Mr. Edward H. Linde serves as Chief Executive Officer and currently receives, in accordance with his employment agreement, a base salary of $150,000. Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors and a non-executive officer and received no salary for 1998. The Compensation Committee is currently considering, but has not yet approved, 1999 base salaries for Messrs. Linde and Zuckerman.

  For the fiscal year ended December 31, 1998, no cash bonuses were awarded to Mr. Zuckerman or Mr. Linde. Although Messrs. Linde and Zuckerman have agreed to receive little or no cash compensation, the Compensation Committee believes that they should be rewarded for their efforts, and given incentives to continue their efforts, through significant stock option grants. Accordingly, on March 24, 1998 the Compensation Committee granted to each of Messrs. Linde and Zuckerman options to purchase 1,000,000 shares of Common Stock. These options have an exercise price of $34.375 per share and will vest in five equal annual installments beginning on the first anniversary of the date of their grant.

  Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to an plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to
Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. The Company did not pay any compensation during 1998 which would be subject to Section 162(m).

                   Submitted by the Compensation Committee:

Alan J. Patricof
Ivan G. Seidenberg
Martin Turchin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company has established a Compensation Committee consisting of Messrs. Seidenberg, Patricof and Turchin. None of them has served as an officer or employee of the Company or has any other business relationship or affiliation with the Company, except his service as a director. None of such persons had any relationships with the Company requiring disclosure under applicable rules and regulations.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

  The following table sets forth the beneficial ownership of Common Stock, (including Common Stock that may be issued in exchange for OP Units presented for redemption) for (i) each director and nominee for director of the Company,
(ii) the Named Executive Officers, (iii) each person or group who beneficially owns more than five percent or more of the outstanding shares of Common Stock of the Company and (iv) directors and executive officers of the Company as a group. Except as indicated below, the indicated person owns all of such stock directly and has sole voting and investment power.

                                NUMBER OF SHARES   PERCENTAGE
                                  AND OP UNITS       OF ALL
NAME AND BUSINESS ADDRESS         BENEFICIALLY    COMMON STOCK   PERCENT OF ALL
OF BENEFICIAL OWNER*                OWNED(1)     AND OP UNITS(2) COMMON STOCK(3)
-------------------------       ---------------- --------------- ---------------

DIRECTORS AND EXECUTIVE OFFICERS

Mortimer B. Zuckerman(4)(6)...    9,157,894.00         9.36%          12.83%
Edward H. Linde(5)(6).........    7,214,714.00         7.37           10.39
Alan B. Landis(7).............    1,512,336.00         1.55            2.33
Alan J. Patricof(8)...........       10,000.00           **              **
Richard E. Salomon(9).........      172,561.68           **              **
Ivan G. Seidenberg(10)........        5,500.00           **              **
Martin Turchin(11)............        9,000.00           **              **
Robert E. Burke(12)...........      319,381.33           **              **
Raymond A. Ritchey(13)........      336,048.00           **              **
David R. Barrett(14)..........      194,381.00           **              **
Robert E. Selsam(15)..........       34,000.00           **              **
5% HOLDERS....................
Southeastern Asset Management,
 Inc.(16).....................       5,078,300         7.99            5.20
FMR Corp.(17).................       3,677,800         5.79            3.77
Capital Research and Manage-
 ment(18).....................       3,549,600         5.59            3.63
All directors and executive
 officers as a group
 (15 persons).................                        19.65           27.58

--------
* Unless otherwise indicated, the address is c/o Boston Properties, Inc., 8 Arlington Street, Boston, Massachusetts 02116.
** Less than 1%
(1) Except as noted, the information in the above chart was provided by the stockholders listed and reflects their beneficial ownership known by the Company as of February 1, 1999.
(2) Assumes that all OP Units held by the person are presented to the Operating Partnership and acquired by the Company for shares of Common Stock and that all vested options or options which vest within 60 days of February 1, 1999 to acquire shares of Common Stock are exercised. The total number of shares used in calculating this percentage assumes that all of the OP Units outstanding held by all persons other than the Company are presented to the Company for redemption and acquired by the Company for shares of Common Stock.
(3) Assumes that all the OP Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock and that all vested options or options which vest within 60 days of February 1, 1999 to acquire shares of Common Stock are exercised. The total number of shares of Common Stock outstanding used in calculating the percentage assumes that none of the OP Units held by other persons are similarly acquired for Common Stock.

(4) Includes 7,666,124 OP Units including 2,136,312 OP Units held by certain trusts. Includes 1,291,770 shares of Common Stock and 200,000 shares of Common Stock issuable upon the exercise of stock options that will vest within 60 days of February 1, 1999.
(5) Includes 5,722,943 OP Units including 2,016,898 OP Units held by certain trusts. Includes 1,297,771 shares of Common Stock and 200,000 shares of Common Stock issuable upon the exercise of stock options that will vest within 60 days of February 1, 1999.
(6) Excludes 21,600 of the OP Units owned by Square 36 Properties Limited Partnership ("Square 36"). Messrs. Zuckerman and Linde control the general partner of Square 36 but do not have an economic interest in such OP Units and cannot dispose of such OP Units without the consent of an unaffiliated limited partner of Square 36.
(7) Includes 1,701,378 Series One Preferred Units of which 1,332,996 are held by a partnership of which Mr. Landis is the general partner, various corporations of which Mr. Landis is the sole stockholder and various family trusts. The number of Series One Preferred Units also includes 368,412 Series One Preferred Units held by Mr. Landis' wife. The Series One Preferred Units represent preferred units of limited partnership interest in the Operating Partnership which are convertible into 1,512,336 OP Units. As a result, Mr. Landis may be deemed to own directly or indirectly the numbers of OP Units into which the Series One Preferred Units so held are convertible. Mr. Landis disclaims beneficial ownership of the Series One Preferred Units held by his wife.
(8) Includes 10,000 currently vested options.
(9) Includes 131,492.24 Series Two Preferred Units of which 49,185.11 are held by certain trusts and an estate. The Series Two Preferred Units represent preferred units of limited partnership interest in the Operating Partnership which are convertible into 172,561.68 OP Units. As a result, Mr. Salomon may be deemed to own directly or indirectly the number of OP Units into which the Series Two Preferred Units so held are convertible.
(10) Includes 500 shares of Common Stock and 5,000 currently vested options.
(11) Includes 4,000 shares of Common Stock of which 1,000 shares are held by a family trust and 500 shares are held by Mr. Turchin's wife and 5,000 currently vested options.
(12) Includes 37,547 OP Units held by a limited liability company of which Mr. Burke is the managing member, 379 OP Units held by Mr. Burke's wife and 33,333.33 shares of Common Stock issuable upon the exercise of stock options that will vest within 60 days of February 1, 1999. Mr. Burke disclaims beneficial ownership of the OP Units held by his wife.
(13) Includes 35,244 OP Units held by a limited liability company of which Mr. Ritchey is the managing member, 356 OP Units held by Mr. Ritchey's wife and 50,000 shares of Common Stock issuable upon the exercise of stock options that will vest within 60 days of February 1, 1999. Mr. Ritchey disclaims beneficial ownership of the OP Units held by his wife.
(14) Includes 23,364 OP Units held by a limited liability company of which Mr. Barrett is the managing member, 236 OP Units held by Mr. Barrett's wife and 25,000 shares of Common Stock issuable upon the exercise of stock options that will vest within 60 days of February 1, 1999. Mr. Barrett disclaims beneficial ownership of the OP Units held by his wife.
(15) Includes 1,000 shares of Common Stock, 8,000 OP Units and 25,000 shares of Common Stock issuable upon the exercise of stock options that will vest within 60 days of February 1, 1999.
(16) Information regarding Southeastern Asset Management, Inc. ("SAM") is based solely on a Schedule 13G filed by SAM with the SEC on February 8, 1999. SAM's address is 6075 Poplar Avenue, Suite 900, Memphis, TN 38119.
(17) Information regarding FMR Corp. is based solely on a Schedule 13G/A filed by FMR Corp. with the SEC on February 12, 1999. FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109.
(18) Information regarding Capital Research and Management Company ("CRM") is based solely on a Schedule 13G filed by CRM with the SEC on February 11, 1999. CRM's address is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were satisfied.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

  Prior to the IPO, the Company historically performed certain personal tax and accounting services for Messrs. Zuckerman and Linde as well as providing legal and real estate advice with respect to the property in which Messrs. Zuckerman and Linde hold ownership interests but which was not contributed to the Company. During the period from the completion of the IPO through December 31, 1998, the Company continued to provide to Messrs. Zuckerman and Linde certain of these services, which are not intended to be part of their compensation. The Company's employees have estimated the amount of time that was spent on these services. Based on the portion of each employee's time spent providing these services and such employee's total compensation, including benefits, but not including any allocation of overhead, the Company estimates that the cost allocable to these services was approximately $147,000 in the aggregate during 1998. Messrs. Zuckerman and Linde have agreed to reimburse the Company for this total estimated cost. The level of such services provided by Company personnel diminished substantially from historical levels, and the Company and Messrs. Zuckerman and Linde expect the level of such services to continue to substantially diminish during 1999.

SUMNER SQUARE TRANSACTION

  In forming the Company at the time of the IPO, Sumner Square, a four building office complex located in Washington, D.C. (the "Property") owned by 17M Associates, a Washington, D.C. limited partnership ("17M"), was not contributed to the Company as part of the formation transactions due to the fact, as described below, that the Property was subject to non-recourse mortgage debt held by a lending group led by Sumitomo Bank (the "Bank Loan") which exceeded the fair market value of the Property. The general partner of 17M was 17M-Boston Associates Limited Partnership ("17-M Boston") with a 75% interest. The general partner of 17-M Boston is a general partnership with an 85% interest, of which Messrs. Zuckerman and Linde are the general partners, each with a 50% interest. Messrs. Burke and Ritchey, executive officers of the Company, along with an unaffiliated estate, are limited partners of 17M-Boston, with a 15% interest collectively.

  At the time of the IPO, 17M granted the Company an option to acquire the Property at anytime during the 10-year period after the IPO for a cash price equal to the sum of $1.00 plus the outstanding indebtedness of 17M as of the option exercise date and the net cash capital contributions made by the partners of 17M after the IPO, with interest (plus certain transaction expenses and transfer taxes). In addition, upon exercise of the option, the Company agreed to pay to the limited partners of 17M their pro rata share of the fair market value of the Property above the option price, if any.

  Both before and since the IPO, Messrs. Zuckerman and Linde, on behalf of 17M, have periodically held discussions with Sumitomo Bank proposing to restructure the Bank Loan. As of December 31, 1998, the approximate amount of the Bank Loan (including accrued and unpaid interest) was $53.3 million, of which $50.0 million was principal. These discussions were not successful until recently when Sumitomo Bank and the other participants in the lending group (collectively, the "Lenders") indicated a willingness to sell the Bank Loan for $32,500,000, plus legal costs of approximately $20,000. The Bank Loan had been in default for non-payment. Messrs. Zuckerman and Linde had personally guaranteed the payment of interest only on the Bank Loan subject to certain conditions and limitations.

  In light of the Lenders' willingness to sell the debt as described above, all the directors of the Company, other than Messrs. Zuckerman and Linde, in accordance with the conflicts of interest policy adopted by the Company at the time of the IPO, unanimously approved a transaction in which the partners of 17M contributed all of their partnership interests in 17M to the Operating Partnership in exchange for OP Units with an aggregate value of $100,000. In connection with this acquisition by the Operating Partnership, the Company loaned $32,500,000 to 17M immediately prior to the transaction which 17M used to purchase and discharge the Bank Loan. None of the partners of 17M received any cash consideration in connection with this transaction other than their pro rata share of the nominal amount of OP Units described above. This transaction was consummated during March, 1999.

CARNEGIE CENTER PORTFOLIO ACQUISITION

  On June 30, 1998, the Company acquired a portfolio of properties known as the Carnegie Center Portfolio and Tower One and related management operations (collectively, the "Carnegie Center Portfolio"). The Carnegie Center Portfolio consists of nine Class A properties located in Princeton, New Jersey and East Brunswick, New Jersey. The properties in Princeton constitute a major portion of the Carnegie Center office complex. In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement ("Development Agreement") with an affiliate of Mr. Landis, a director of the Company, providing for up to approximately 2,000,000 square feet of development in or adjacent to Carnegie Center (the "Development Properties"). An entity controlled by the Company (and in which Mr. Landis or an affiliate of Mr. Landis will have an interest) will generally acquire land upon the commencement of development projects. In addition, the Development Agreement provides that the Operating Partnership and an affiliate of Mr. Landis will form a development company to provide development services for the Developed Properties at a total charge of five dollars ($5.00) per rentable square foot actually constructed. Revenues and expenses of the development company will be shared equally by the Operating Partnership and the affiliate of Mr. Landis. Pursuant to the Development Agreement, Mr. Landis, personally, will have the right to receive compensation for his services to the development company at a rate of $250,000 annually so long as he continues to play a meaningful role in development activities. In addition, the Operating Partnership loaned $5,000,000 to Mr. Landis and an affiliate, which loan was secured by a mortgage on the Development Properties. The loan matures on the earlier of (i) April 1, 1999 and (ii) the sale of certain property to be developed. The loan bears interest at a rate of nine percent (9%) per annum. As of March 16, 1999, the amount outstanding under the loan (including principal and accrued interest) was $3,815,728.

INDEBTEDNESS OF MANAGEMENT

  Mr. Burke received a personal loan from the Company in the principal amount of $500,000 (the "Loan"). The term of the Loan commenced on May 26, 1998 and ends on May 31, 2001 (the "Maturity Date"). The Loan bears interest at a rate of seven percent (7%) per annum. Interest only payments are due yearly beginning on June 1, 1999. A final payment equal to the principal amount outstanding and all accrued interest is due on the Maturity Date. As of February 1, 1999, no interest payments had become due and the outstanding principal amount of the Loan was $500,000.

         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP has served as the Company's independent auditors since the initial public offering of Common Stock in June 1997 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

  Although the Company is not required to submit the ratification and approval of the selection of its independent auditors to a vote of stockholders, the Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of PricewaterhouseCoopers LLP, the directors will consider the vote and the reasons therefor in future decisions on the selection of independent auditors.

RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

  The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

  Any Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting must be received by the Company on or before December 1, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 8 Arlington Street, Boston, MA 02116, Attn:
Secretary.

  Stockholder proposals to be presented at the Company's 2000 Annual Meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of Boston Properties, Inc., 8 Arlington Street, Boston, MA 02116 not earlier than January 6, 2000, nor later than February 20, 2000 unless the Company's 2000 Annual Meeting of Stockholders is scheduled to take place before April 6, 2000 or after July 3, 2000. The Company's Second Amended and Restated Bylaws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder's notice shall be timely received by the Company at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"); provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder's notice shall be timely if received by the Company at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such Annual Meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such Annual Meeting is first made by the Company. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: Boston Properties, Inc., 8 Arlington Street, Boston, MA 02116,
Attn: Secretary.

OTHER MATTERS

  The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                                                      1653-PS-99

                                  DETACH HERE



                            BOSTON PROPERTIES, INC.
                              8 Arlington Street
                          Boston, Massachusetts 02116


                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Edward H. Linde, David G. Gaw and William
J. Wedge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Boston Properties, Inc. (the "Company") held of record by the undersigned on March 15, 1999 at the Annual Meeting of Stockholders to be held on May 5, 1999 and any adjournments or postponements thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL. The undersigned's vote will be cast in accordance with the proxies' discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                              [SEE REVERSE SIDE]

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Boston Properties, Inc.

                                  DETACH HERE

[X]    Please mark
       votes as in
       this example

                                                                          FOR   AGAINST  ABSTAIN
1. Election of two Class II Director   2. Ratify the appointment of       [_]     [_]      [_]
                                          PricewaterhouseCoopers LLP
          Nominees: Alan J. Patricof      as independent auditors.
                      Martin Turchin

FOR      WITHHELD
BOTH     FROM BOTH
[_]      [_]           [_]
                           --------------------------------------
                           WITHHELD AS TO THE NOMINEE NOTED ABOVE

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

[_] MARK HERE                                         [ADDRESS]
    FOR ADDRESS
    CHANGE AND
    NOTE AT RIGHT

                                                      Please sign exactly as
                                                      name appears hereon. Joint
                                                      owners should each sign.
                                                      Executors, administrators,
                                                      trustees, guardians or
                                                      other fiduciaries should
                                                      give full title as such.
                                                      If signing for a
                                                      corporation, please sign
                                                      in full corporate name by
                                                      a duly authorized officer.

Signature:________________ Date:______ Signature:_______________ Date:________